Changes in Registrant's Certifying Accountant
Sub-Item 77K

Invesco Exchange-Traded Fund Trust II

The information below is presented in the following manner:

Funds
 Predecessor Fund

Invesco Shipping ETF
 Guggenheim Shipping ETF *

Invesco Canadian Energy Income ETF
 Guggenheim Canadian Energy Income ETF  *

Invesco China Small Cap ETF
 Guggenheim China Small Cap ETF  *

Invesco China Real Estate ETF
 Guggenheim China Real Estate ETF  *

Invesco Frontier Markets ETF
 Guggenheim Frontier Markets ETF  *

Invesco MSCI Global Timber ETF
 Guggenheim MSCI Global Timber ETF *

Invesco S&P Global Dividend Opportunities Index ETF
 Guggenheim S&P Global Dividend Opportunities Index ETF  **

Invesco Zacks International Multi-Asset Income ETF
 Guggenheim Zacks International Multi-Asset Income ETF  *

* Claymore Exchange-Traded Fund Trust 2

** Claymore Exchange-Traded Fund Trust


The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Funds for the Funds' current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco ETF's.

Prior to the close of business April 6, 2018, each Predecessor
Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the
"Prior Auditor").

Effective April 9, 2018, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor's report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds' two most recent fiscal years and through April 9, 2018, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) "reportable events," as that term is defined in
Item 304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934.


The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated July 30, 2018 is attached as Attachment A to this exhibit.



Attachment A

July 30, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Ladies and Gentlemen:


We have read Sub-Item 77K of Form N-SAR dated July 30, 2018, of Invesco Exchange-Traded Fund Trust II and are in agreement with the statements contained in the second and third paragraphs of Sub-Item 77K. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP